                                                                      EXHIBIT 11

                           MAHASKA INVESTMENT COMPANY
                                AND SUBSIDIARIES

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                THREE MONTHS ENDED               SIX MONTHS ENDED
                                                     JUNE 30                         JUNE 30
                                            --------------------------      --------------------------
                                               1999            1998            1999            1998
                                               ----            ----            ----            ----
EARNINGS PER SHARE INFORMATION:
Weighted average number of shares
  outstanding during the year.............   3,652,376       3,680,490       3,644,405       3,676,858
Weighted number of shares outstanding
  during the year outstanding during the
  year including all dilutive potential
  shares..................................   3,728,534       3,874,962       3,743,010       3,880,760
Net earnings..............................  $ (319,172)     $1,374,130      $  838,072      $2,803,677
Earnings per share -- basic...............  $    (0.09)     $     0.37      $     0.23      $     0.76
Earnings per share -- diluted.............  $    (0.09)     $     0.35      $     0.22      $     0.72
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